Exhibit 99

For Immediate Release

National Patent Development Corporation Reports Year End Operating Results

NEW YORK, March 31, 2009--National Patent Development Corporation (OTC Bulletin Board: NPDV.OB - News) today reported a net loss of $(3,394,000), $(0.20) per basic share, for the year ended December 31, 2008, compared to net income of $11,722,000, or $0.67 per basic and  diluted share, for the year ended December 31, 2007.

The results for the year ended December 31, 2008 include a charge of $1,096,000 related to the resignation of the former Chairman of the Board of its wholly owned subsidiary, Five Star Products, Inc. (“Five Star”) on March 25, 2008 and $489,000 of previously unrecognized compensation cost related to unvested share-based compensation arrangements of Five Star being charged to operations. The results for the year ended December 31, 2007 include a gain of $17,031,000 recognized as a result of the sale of the Company’s ownership interest in Indevus Pharmaceuticals, Inc which it received as a result of the merger of Valera Pharmaceuticals, Inc. into Indevus, including the receipt, in May 2007, of an additional payment based upon the attainment of a post-merger milestone.  The Company’s operating loss excluding the items set forth above for the year ended December 31 was $(1,720,000) in 2008 and $(762,000) in 2007.

The increase in adjusted operating loss was primarily attributable to the decline in operating profits of Five Star, National Patent's wholly owned subsidiary, during 2008 due to the overall weakness in the economy and its marketplace. Harvey Eisen, the Company’s CEO, said, “Five Star’s disappointing results reflect the current extraordinary market conditions.  During this period, Five Star will continue its disciplined focus on managing working capital, margin and expenses. The Company has reacted quickly and effectively to deal with the current adverse environment and to protect itself from future challenges.”

About National Patent Development Corporation

National Patent Development Corporation (OTC Bulletin Board: NPDV.OB - News), is the owner of Five Star. Five Star is engaged in the wholesale distribution of paint sundry and hardware products in the Northeast and Middle-Atlantic states with particular strength in the greater New York metropolitan area. The Company distributes products to approximately 3,000 independent retail dealers, which include paint stores, independent hardware stores, lumber yards, and do-it yourself centers. The Company distributes a range of private label products sold under the "Five Star" name. Five Star operates two distribution centers, the primary one located in East Hanover, NJ and another in Newington, CT.   In addition, National Patent owns certain non-core assets including real estate.

Safe Harbor Statement

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect the current view of the management of National Patent Development Corporation with respect to future events and financial performance and are subject to certain risks, uncertainties, assumptions and changes in condition that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of National Patent Development Corporation, including, but not limited to the risks, uncertainties, assumptions and changes in condition detailed National Patents' periodic reports and registration statements filed with the Securities and Exchange Commission.

National Patent Development Corporation does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise, except as required by law.

Contact:
National Patent Development Corporation
John Belknap, 973-428-4600 (x167)

Tables Follow:

 NATIONAL PATENT DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(in thousands, except per share data)

	Year Ended
	December 31,
	2008	2007

Sales	$115,461	$123,713
Cost of sales	95,133	102,246
Gross margin	20,328	21,467

Selling, general and administrative expenses	(22,537)	(22,229)
Charge related to resignation of Chairman of Five Star	(1,096)

Operating loss	(3,305)	(762)

Interest expense	(1,366)	(1,429)
Gain on exchange of Valera for Indevus shares	-	17,031
Investment and other income (loss), net	94	(1,605)

(Loss) income from continuing operations before income taxes and minority interest	(4,577)	13,235

Income tax benefit (expense)	940	(1,269)

(Loss) income from continuing operations before minority interest	(3,637)	11,966

Minority interest	(34)	(514)

(Loss) income from continuing operations	(3,671)	11,452

Income from discontinued operations, net of taxes, including an $87 gain on sale of assets in 2008	277	270

Net (loss) income	$(3,394)	$11,722

Basic and diluted net (loss) income per share:
Continuing operations	$(0.22)	$0.65
Discontinued operations	0.02	0.02
Net (loss) income per share	$(0.20)	$0.67

NATIONAL PATENT DEVELOPMENT CORPORATION
CONSOLIDATED BALANCE SHEETS DATA
(in thousands, except share and per share data)

	December 31,
	2008		2007
Assets
Current assets
Cash and cash equivalents		$13,089	$15,698
Accounts and other receivables, less allowance for doubtful accounts of $420 and $271		9,814	12,755
Inventories		23,045	27,720
Deferred tax asset		132	470
Prepaid expenses and other current assets		1,334	1,326
Total current assets		47,414	57,969
Marketable securities available for sale		7	109
Property, plant and equipment, net		912	3,534
Intangible assets, net		599
Deferred tax asset		1,537
Other assets		3,202	3,293
Total assets		$53,671	$64,905

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$		$257
Short term borrowings		18,375	19,928
Accounts payable and accrued expenses		8,236	13,530
Total current liabilities		26,611	33,715
Long-term debt less current maturities			1,441
Deferred tax liability			279
Liability related to interest rate swap		1,111
Minority interest			2,902
Common stock subject to exchange rights			493

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.01 per share authorized 10,000,000 shares; issued none		-	-
Common stock, par value $0.01 per share authorized 30,000,000 shares; issued 18,105,148 shares in 2008 and 18,086,006 shares in 2007		181	180
Additional paid-in capital		28,642	26,825
Retained earnings (deficit)		(849)	2,545
Treasury stock, at cost (564,569 shares in 2008 and 1,528,462 shares in 2007)		(1,358)	(3,458)
Accumulated other comprehensive (loss) income		(667)	(17)
Total stockholders’ equity		25,949	26,075
Total liabilities and stockholders’ equity		$53,671	$64,905